Exhibit 99.2

Consent Form

We are a qualified law firm and lawyers in the People’s Republic of China (“PRC”). and we have been engaged by Rise Smart Group Holdings Limited (the “Company”), to advise on certain legal matters related to the PRC laws and regulations.

We hereby consent to the use of this consent as an exhibit to the Registration Statement on Form F- 1, as amended (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission. We further consent to the use of our name and to all references made to us in the Registration Statement and in the prospectus forming a part thereof.

Ms. Xiao Hongxuan[            ]

China Commercial Law Firm

Date:20 July 2023

CHINA COMMERCIAL LAW FIRM

Exchange/+86 755 8302 55555

Fax/+86 755 8302 5058      P.C/518048

Web/www.huashang.cn

Add/21-26/F, Hong Kong CTS Tower,No.4011, Shennan Boulevard, Futian District, Shenzhen, P.R.C